UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Soliciting Material Pursuant to §240.14a-12

Optio Software, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Optio Software, Inc.

3015 Windward Plaza
Windward Fairways II
Alpharetta, Georgia 30005

June 1, 2007

Dear Shareholder:

On behalf of the Board of Directors and management of Optio Software, Inc. (the “Company”), we cordially invite you to attend the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 28, 2007, at 9:00 a.m., local time, at the Hilton Garden Inn—Atlanta North/Alpharetta, 4025 Windward Plaza, Alpharetta, Georgia.

At the Annual Meeting, the shareholders will be asked to:

1.                elect two (2) directors for a three-year term, one (1) director for a two-year term and one (1) director for a one-year term;

2.                ratify the selection of BDO Seidman, LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2008; and

3.                transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends that you vote “FOR” each of the Company’s nominees for director and “FOR” the selection of BDO Seidman, LLP.

These matters are further described in the accompanying Notice of Annual Meeting and Proxy Statement.

We have included a copy of the Company’s Annual Report to Shareholders with the Proxy Statement. It is important that your stock be represented at the Annual Meeting regardless of the number of shares you hold. Please sign and date the provided proxy card and return it in the enclosed, pre-addressed envelope whether or not you plan to attend the Annual Meeting. Alternatively, you may submit your proxy through the Internet or by telephone as indicated on the enclosed proxy card. If you do attend the Annual Meeting and wish to vote in person, you may revoke your proxy at the Annual Meeting.

Your vote is very important, and we appreciate your cooperation in considering and acting on the matters presented in the accompanying Proxy Statement.

Sincerely,

Caroline Bembry
Chief Financial Officer and Secretary

Optio Software, Inc.

3015 Windward Plaza
Windward Fairways II
Alpharetta, Georgia 30005
(770) 576-3500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 28, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Optio Software, Inc., a Georgia corporation (the “Company”), with principal executive offices located at 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005, will be held on Thursday, June 28, 2007, at 9:00 a.m., local time, at the Hilton Garden Inn—Atlanta North/Alpharetta, 4025 Windward Plaza, Alpharetta, Georgia, to consider and act upon:

1.     the election of four (4) directors to the Company’s Board of Directors;

2.                a proposal to ratify the selection of BDO Seidman, LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2008; and

3.                such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends that you vote “FOR” each of the Company’s nominees for director and “FOR” the selection of BDO Seidman, LLP.

The Board of Directors has fixed the close of business on May 14, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

C. Wayne Cape
Chief Executive Officer, President and Chairman
June 1, 2007
Alpharetta, Georgia

IMPORTANT

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED, PRE-ADDRESSED ENVELOPE AT YOUR EARLIEST CONVENIENCE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

Optio Software, Inc.

3015 Windward Plaza
Windward Fairways II
Alpharetta, Georgia 30005
(770) 576-3500

PROXY STATEMENT FOR THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON JUNE 28, 2007

INFORMATION CONCERNING PROXIES AND VOTING

Shareholders Meeting

This Proxy Statement and the enclosed proxy (“Proxy”) are being furnished on behalf of the Board of Directors of Optio Software, Inc., a Georgia corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on Thursday, June 28, 2007, at 9:00 a.m., local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Hilton Garden Inn—Atlanta North/Alpharetta, 4025 Windward Plaza, Alpharetta, Georgia. The Company intends to mail this Proxy Statement and the accompanying Proxy card on or about June 1, 2007 to all shareholders entitled to vote at the Annual Meeting.

Shareholders Entitled to Vote

Only holders of record of common stock of the Company, no par value per share (the “Common Stock”), at the close of business on May 14, 2007 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 22,432,165 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date. The holders of a majority of the total shares of the Common Stock outstanding on the Record Date, whether present at the Annual Meeting in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed form of Proxy will be counted for the purpose of determining the presence of a quorum at the Annual Meeting, whether or not the shareholder abstains on all or any matter to be acted on at the Annual Meeting. Both abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Counting of Votes

The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed form of Proxy provides a means for a shareholder to vote for all of the matters listed in the accompanying Notice of Annual Meeting and described in this Proxy Statement. The Company’s bylaws (the “Bylaws”) provide that directors are elected by a plurality of the votes cast. In the election of directors, the nominees receiving the highest number of affirmative votes shall be elected as members of the Board of Directors. A representative of the Company’s transfer agent, Computershare Investor Services, LLC, will count the votes at the Annual Meeting.

The accompanying form of Proxy also provides a means for a shareholder to vote for, against or abstain from voting on, the ratification of the selection of BDO Seidman, LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2008. Each Proxy will be voted in accordance with the shareholder’s directions. The affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote on the ratification of the selection of BDO Seidman, LLP is required for the approval of such proposal. Abstentions with respect to the ratification of the selection of BDO Seidman, LLP will have the same effect as a vote against the Proposal. With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for the proposal for which authority was withheld. Consequently, broker non-votes will not be counted with regard to any proposal, but they will have the effect of reducing the number of affirmative votes required to approve such proposal because broker non-votes reduce the number of shares present or represented from which a majority is calculated.

Proxies

When the enclosed Proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the four (4) nominees for election to the Board of Directors, and in favor of the selection of BDO Seidman, LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2008.

Solicitation of Proxies

The Company will bear the cost of solicitation of Proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of Proxies by mail may be supplemented by telephone, Internet or personal solicitation by the Company’s directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Revocability of Proxies

Any person giving a Proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A Proxy may be revoked by delivering to the Corporate Secretary at the Company’s headquarters, located at 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005, a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person. A vote through the Internet or by telephone may be revoked by executing a later dated Proxy card, by subsequently voting through the Internet or by telephone, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If shareholders have Internet access, the Company encourages them to record their votes on the Internet. It is easy and convenient, and it saves the Company significant postage and processing costs. In addition, when shareholders vote via the Internet or by telephone prior to the date of the Annual Meeting, their vote is recorded immediately and there is no risk that postal delays will cause their vote to arrive late and therefore not be counted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percentage of shares of Common Stock which, as of May 17, 2007, are deemed under the rules promulgated by the Securities and Exchange Commission (the “Commission”) to be “beneficially owned” by each director and nominee, by each named executive officer (as listed under “Summary Compensation Table” below), by all directors and executive officers of the Company as a group, and by any person or “group,” as that term is used in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), known to the Company as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock of the Company.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class Owned(1)
Directors and Executive Officers
Jeffrey J. Anderson(2)	25,000	*
C. Wayne Cape(3)	8,518,611	34.4%
Ronald G. Diener(4)	628,800	2.8%
F. Baron Hughes(5)	388,488	1.7%
David T. Leach(6)	85,000	*
Jay Toole(7)	20,000	*
Jay A. Wolf(8)	3,166,547	14.1%
Caroline Bembry(9)	142,175	*
Donald H. French(10)	1,566,000	6.9%
Daryl G. Hatton(11)	534,400	2.3%
Steven E. Kaye(12)	212,500	*
Chris Beecroft(13)	62,500	*
Michael McGuire(14)	110,988	*
All Directors and Executive Officers as a group(13 persons)(15)	15,461,009	57.2%
Five Percent Beneficial Owners
Diane Cape(16)	1,777,091	7.9%
Trinad Capital Master Fund, Ltd.(17)	3,141,547	14.0%
Yorktown Avenue Capital, LLC(18)	2,790,887	12.4%
Total Five Percent Beneficial Owners(19)	7,709,525	34.3%

                 * Individual or entity is the beneficial owner of less than one percent (1%) of the outstanding Common Stock.

       (1) In setting forth this information, the Company relied on its stock and transfer records and other information provided by the persons or entities listed in the table. Beneficial ownership is reported in accordance with Commission regulations and therefore includes shares of Common Stock that may be acquired within 60 days after May 17, 2007 upon the exercise of outstanding stock options. Shares of Common Stock issuable upon the exercise of such options are deemed outstanding for purposes of computing the percentage of Common Stock owned by the beneficial owner listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by any other shareholder. Except as otherwise stated below, all shares are owned directly and of record, and each named person or entity has sole voting and investment power with regard to the shares shown as owned by such person or entity. For each shareholder, “Percent of Class Owned” is based on the 22,432,165 shares of Common Stock issued and outstanding on May 17, 2007, plus any shares that may be acquired by the shareholder as a result of the exercise of existing options within 60 days after May 17, 2007.

       (2) Includes 25,000 shares subject to options exercisable within 60 days held by Mr. Anderson.

       (3) Includes shares 3,000,000 subject to options exercisable within 60 days held by Mr. Cape, and 1,777,091 shares owned by Diane Cape, over which Mr. Cape has voting power pursuant to a Voting Agreement between the parties dated May, 22, 2007 and effective as of January 8, 2007 (the “Voting Agreement”). The Voting Agreement expires on the earlier to occur of (a) January 8, 2017, (b) the death of Mr. Cape, or (c) sale of all the shares by Ms. Cape. Mr. Cape disclaims beneficial ownership of the securities held by Ms. Cape, except to the extent of his indirect beneficial interest as the holder of voting power over such securities.

       (4) Includes 75,000 shares subject to options exercisable within 60 days by Mr. Diener, 499,000 shares held by the Ronald G. Diener Trust, and 54,800 shares held by the Charles Schwab & Co., Inc./Ronald G. Diener IRA.

       (5) Includes 113,488 shares subject to options exercisable within 60 days held by Mr. Hughes.

       (6) Includes 85,000 shares subject to options exercisable within 60 days held by Mr. Leach.

       (7) Includes 20,000 shares subject to options exercisable within 60 days held by Mr. Toole.

       (8) Includes 25,000 shares subject to options exercisable within 60 days held by Mr. Wolf and 3,141,547 shares held by Trinad Capital Master Fund, Ltd. of which Mr. Wolf is a manager.

       (9) Includes 140,925 shares subject to options exercisable within 60 days by Ms. Bembry.

(10) Includes 200,000 shares subject to options exercisable within 60 days held by Mr. French, 1,000 shares held as Donald French SARSEP, 30,000 shares owned by Preston C. French and 30,000 shares owned by Clayton T. French. Donald H. French serves as custodian (pursuant to the Georgia Transfers to Minors Act) for Preston C. French and Clayton T. French, who are his minor children. Mr. French disclaims beneficial ownership of the shares held for the benefit of Preston C. French and Clayton T. French.

(11) Includes 533,400 shares subject to options exercisable within 60 days held by Mr. Hatton.

(12) Includes 212,500 shares subject to options exercisable within 60 days held by Mr. Kaye.

(13) Includes 62,500 shares subject to options exercisable within 60 days held by Mr. Beecroft.

(14) Includes 110,988 shares subject to options exercisable within 60 days held by Mr. McGuire.

(15) Includes 4,603,801 shares subject to options exercisable within 60 days.

(16) Includes 1,777,091 shares over which Mr. Cape has voting power pursuant to the Voting Agreement. Ms. Cape’s address is 510 Avala Court, Alpharetta, Georgia 30022.

(17) According to Trinad Capital Master Fund Ltd. (the “Master Fund”), the Master Fund is the direct beneficial owner of 3,141,547 shares of Common Stock and these securities may be deemed to be beneficially owned by Trinad Management, LLC, the investment manager of the Master Fund and Trinad Capital LP; Trinad Capital LP, a controlling stockholder of the Master Fund; Trinad Advisors GP, LLC, the general partner of Trinad Capital LP; Robert S. Ellin, the managing member of and portfolio manager for Trinad Management, LLC and the managing member of Trinad Advisors GP, LLC; and Jay Wolf a director of the Company and a managing director of and portfolio manager for Trinad Management, LLC and a managing director of Trinad Advisors GP, LLC. Each such reporting person disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein. The Master Fund’s address is 2121 Avenue of the Stars, Suite 1650, Los Angeles, California, 90067.

(18) As reported in a Schedule 13D/A filed with the Commission on February 8, 2007. Yorktown Avenue Capital, LLC, an Oklahoma limited liability company (“Yorktown”), is deemed to be the direct beneficial owner of 320,059 shares, Boston Avenue Capital, LLC, an Oklahoma limited liability company (“Boston”), is deemed to be the direct beneficial owner of 2,470,828 shares, Value Fund Advisors, LLC, an Oklahoma limited liability company (“VFA”), as the manager of Yorktown and Boston, is deemed to be the indirect beneficial owner of 2,790,887 shares, and Mr. Charles M. Gillman, as a member and the manager of VFA, is deemed to be the indirect beneficial owner of 2,790,887 shares. The principal business office address of Yorktown, Boston and VFA is 415 South Boston, 9th Floor, Tulsa, Oklahoma 74103. Mr. Gillman’s address is 415 S. Boston, Tulsa, Oklahoma 74103.

(19) Excluding directors and executive officers who beneficially own at least five percent of the Company’s outstanding shares.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Introduction

The Board of Directors of the Company currently consists of seven members, Messrs. Anderson, Cape, Diener, Hughes, Leach, Toole and Wolf. The Board of Directors is divided into three classes. Members of each class serve staggered three-year terms, and thereafter until their successors are duly elected and qualified. At each annual meeting of shareholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Mr. Leach and Mr. Diener have been nominated for re-election as a Class II director, with a term to expire upon the election and qualification of successor directors at the 2010 annual meeting of shareholders.

The Board of Directors appointed Mr. Anderson and Mr. Toole to the Board in June and September 2006, respectively. At such time, neither Mr. Anderson nor Mr. Toole were placed in a class of directors. Pursuant to the terms of their appointment, the term for both Mr. Anderson and Mr. Toole expires at the Annual Meeting. Mr. Anderson and Mr. Toole have both been nominated for re-election as a director. In order to evenly divide the seven directors among the three classes, Mr. Anderson has been nominated for election as a Class III director, with a term to expire upon the election and qualification of successor directors at the 2008 annual meeting of shareholders, and Mr. Toole has been nominated for election as a Class I director, with a term to expire upon the election and qualification of successor directors at the 2009 annual meeting of shareholders.

There are no family relationships between any of the directors or executive officers of the Company.

Shares represented by executed Proxies will be voted, if authority to do so is not withheld, for the election of the director nominees named below. In the event that any of the director nominees should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee(s) as the Board of Directors may select. The persons nominated for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unable to serve.

Information Concerning Director Nominees

Class I Director Nominee
If Elected, Term of Office to Expire at the 2009 Annual Meeting of Shareholders

Name and Age	Business Experience
Jay Toole, 62

Mr. Toole has served as a director of the Company since September 2006. Since March, 2004, Mr. Toole has been the Chairman of the Board of Directors of Dearborn Advisors, a health care professional services firm. From November, 1992 to September, 2003, Mr. Toole was a Partner with Ernst & Young and a Vice-President with Cap Gemini Ernst & Young, where he served as National Director of IT and National Leader of Clinical Transformation.

Class II Director Nominees
If Elected, Term of Office to Expire at the 2010 Annual Meeting of Shareholders

Name and Age	Business Experience
David T. Leach, 55

Mr. Leach has served as a director of the Company and as a member of the Compensation and Audit Committees since June 2001. Mr. Leach has served as Chief Executive Officer of eSecuritel Holdings, LLC since March 2006, and as Chairman of the Board of Directors of Datatrac Corporation since January 2005. Mr. Leach also served as Chief Executive Officer of Datatrac Corporation from January 2005 until March 2006. Mr. Leach served as Chief Operating Officer for Procuri, Inc. from October 2003 to February 2004. Mr. Leach served as acting Chairman of the Board for Harbinger Corporation from January 2000 until June 2000 and as Vice Chairman from September 1998 until January 2000. From March 1997 until September 1998, Mr. Leach served as Chief Executive Officer of Harbinger Corporation and from February 1994 until March 1997, Mr. Leach served as President and Chief Operating Officer.

Ronald G. Diener, 57

Mr. Diener has served as a director of the Company since March 18, 2003 and as a member of the Audit Committee since June 2003 and of the Compensation Committee since July 2003. Since July 2000, Mr. Diener has served as an alliance manager for a major global system integrator. From March 1999 until June 2000, Mr. Diener provided independent consulting services to various public and private companies. From March 1997 until February 1999, Mr. Diener was Vice President of Strategic Alliances for the Company.

Class III Director Nominee
If Elected, Term of Office to Expire at the 2008 Annual Meeting of Shareholders

Name and Age	Business Experience
Jeffrey J. Anderson, 51

Mr. Anderson has served as a director of the Company and as a member of the Compensation Committee since June 2006. Since August 2005, Mr. Anderson has been a partner at Callaway Partners, LLC, an Atlanta-based finance and accounting consulting firm, where he is head of national business development. Mr. Anderson specializes in providing consulting services to distressed companies. Prior to joining Callaway Partners, LLC, Mr. Anderson was a partner of Cap Gemini Ernst & Young and Accenture, LLC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
DIRECTOR NOMINEES NAMED ABOVE

Information Concerning Continuing Directors

Class I Directors
Term of Office Expiring at the 2009 Annual Meeting of Shareholders

Name and Age	Business Experience
C. Wayne Cape, 53

Mr. Cape, the founder of the Company, became Chairman of the Board of Directors in September 1999. Mr. Cape served as Chief Executive Officer of the Company from the Company’s inception in 1981 through July 2001, and as President of the Company from its inception until May 2001, when the Board of Directors appointed Warren Neuburger as President and Chief Executive Officer of the Company. From January 30, 2003 to the present, Mr. Cape has served as President and Chief Executive Officer of the Company. Prior to forming the Company, Mr. Cape was an employee at Digital Communication Associates from 1974 to 1981 where he served in a variety of technical, sales and regional sales management positions.

Jay A. Wolf, 34

Mr. Wolf has served as a director of the Company and a member of the audit committee since June 2006. Since 2003, Mr. Wolf has served as the Managing Director, Portfolio Management, for Trinad Management, LLC, the investment manager for Trinad Capital Master Fund, Ltd., and a managing director of Trinad Advisors II, LLC, the general partner of Trinad Capital LP, a principal stockholder of Trinad Capital Master Fund, Ltd. Prior to this position, Mr. Wolf was employed as Vice President of Communications by Wolf Group Integrated. Mr. Wolf currently serves on the boards of directors of ProLink Holdings Corp. and Shells Seafood Restaurants, Inc., both reporting companies under the Exchange Act, and on the board of directors of US Wireless Data, Inc.

Class III Director
Term of Office Expiring at the 2008 Annual Meeting of Shareholders

Name and Age	Business Experience
F. Barron Hughes, 49

Mr. Hughes has served as a director of the Company since March 18, 2003 and as a member of the Compensation Committee of the Board of Directors since July 2003. Since August 8, 2005, Mr. Hughes has served as Chief Financial Officer of Snaps, Inc., a fax integrator and workflow solutions provider. From August 2002 to August 2004, Mr. Hughes served as Chief Financial Officer for VertiSoft Corporation (“VertiSoft”), a software company specializing in the healthcare industry. Prior to joining VertiSoft, Mr. Hughes served as Chief Financial Officer for the Company from September 1994 until January 2002 and continued to be employed by the Company through May 2002.

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected BDO Seidman, LLP (“BDO Seidman”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2008. The appointment of this firm was recommended to the Board of Directors by its Audit Committee. At the Annual Meeting, the Company will ask shareholders to ratify the Board of Director’s selection. Representatives of BDO Seidman are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by BDO Seidman for the audit of the Company’s annual financial statements for the fiscal years 2007 and 2006 and fees billed for audit related services, tax services, and all other services rendered by BDO Seidman during fiscal years 2007 and 2006.

	Fiscal Year Ended January 31,
	2007	2006
Audit Fees(1)	$140,000	$152,000
Audit-Related Fees(2)	7,729	6,000
Tax Fees(3)	30,850	42,000
All Other Fees	-0-	-0-
Total	$178,579	$200,000

(1)          Audit services include services to comply with auditing standards generally accepted in the United States of America related to the audit and review of the Company’s financial statements. The audit fees shown above were incurred principally for services rendered in connection with the audit of the Company’s consolidated financial statements and associated filings with the Commission, including the Company’s proxy materials.

(2)          Audit-related services include assurance and related services that are traditionally performed by the Company’s independent registered public accounting firm. The audit-related fees shown above were incurred in connection general non-audit accounting consultation concerning financial reporting.

(3)          Tax fees include tax compliance services (including U.S. federal, international and state returns) and tax registration and compliance assistance.

Pre-Approval Policy

All audit-related fees and tax fees were pre-approved by the Audit Committee which concluded that the provision of such services by BDO Seidman was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee requires pre-approval of (a) audit, audit-related and tax services to be prepared by BDO Seidman on an annual basis, and (b) in addition, individual engagements anticipated to exceed pre-established monetary thresholds.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION
OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

BOARD OF DIRECTORS

Board of Directors Meetings and Committees of the Board of Directors

During the fiscal year ended January 31, 2007, the Board of Directors held seven meetings. All of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served during their term of service.

The Company has not adopted a formal policy on directors’ attendance at the Company’s annual meetings of shareholders, although all directors are encouraged to attend, and historically, most have done so. All directors in office as of the 2006 Annual Meeting, other than Mr. Hughes, attended the Company’s 2006 Annual Meeting of Shareholders.

Compensation Committee.   The Board of Directors has established a Compensation Committee, comprised solely of non-employee directors, on which Jeffrey J. Anderson, Barron Hughes and Ronald Diener served during fiscal 2007. The Compensation Committee reviews and evaluates the compensation and benefits of all executive officers, reviews general policy matters relating to compensation and benefits of employees of the Company, administers the Company’s Stock Incentive Plan (the “Stock Plan”) and the Directors’ Plan, and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee held one meeting during fiscal 2007.

Audit Committee.   The Board of Directors has established an Audit Committee on which David T. Leach and Ronald Diener served throughout fiscal 2007. In addition, Jay Wolf joined the audit committee upon his appointment to the Board in June 2006. The Board of Directors has determined that, with the exception of Mr. Wolf, each Audit Committee member is “independent” and “financially literate” under applicable NASDAQ listing standards. The Audit Committee reviews and approves the scope and timing of the Company’s audit services and any other services the Company’s independent registered public accounting firm is asked to perform, the auditor’s report on the financial statements following completion of their audit, and the Company’s policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee annually recommends the selection of the Company’s independent registered public accounting firm for the following fiscal year and communicates such selection to the Board of Directors. The Audit Committee held four meetings during the fiscal year ended January 31, 2007.

The Company has no standing nominating or other committee performing similar functions. The Company does not have a Nominating Committee Charter. The Board of Directors as a whole acts as a nominating committee to select nominees for election as directors of the Company, and, therefore, the Board of Directors does not consider it necessary to have a separate nominating committee. At this time, the Board believes that the interests of the Company’s shareholders are best served through the identification and recruitment of board members who possess a wide range of business and operational experience. The Board of Directors will consider nominees recommended by shareholders if submitted to the Board in accordance with the procedures specified in the Company’s Bylaws. The Bylaws provide that a shareholder seeking to nominate a candidate for election as a director at a meeting of the shareholders must provide notice of such nomination not less than 60 days prior to the meeting. If less than 60 days notice of the date of the meeting is given, the shareholder must deliver the nomination to the Company within ten days following notice of the date of the meeting. In addition, such notice must provide the Company certain information regarding the director nominee.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended January 31, 2007, there were no Compensation Committee interlocks or insider participation.

Code of Ethics

The Company has adopted a Financial Officers’ Code of Ethics for its Chief Executive Officers and Chief Financial Officer. The Financial Officers’ Code of Ethics has been posted on our website at www.optiosoftware.com. Any amendment to, or waiver of, a provision of the Code of Ethics that applies to the Company’s principal executive officer or principal financial accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K will be also posted on the Company’s website.

Directors’ Compensation

The Company reimburses all directors for their reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and any committees on which they serve. The non-employee members of the Board of Directors receive compensation of $3,500 for each “in-person” meeting of the Board of Directors or a committee thereof. For each meeting of the audit committee, whether telephonic or in-person, directors receive $2,000 cash compensation for their participation in such meeting. For each telephonic meeting of the Board of Directors or the compensation committee, non-employee directors receive $500 cash compensation for their participation in such meeting. Board and committee meetings held in conjunction (or in close proximity) with each other will entitle the director to only a single, $3,500, $2,000 or $500 fee.

In addition, the non-employee members of the Board are entitled to receive options pursuant to the Company’s Directors’ Plan. Under the Directors’ Plan, the non-employee directors are entitled to a one-time option award for 10,000 shares upon initially becoming a non-employee director. Thereafter, each non-employee director who has served during the entire quarter, receives an option award for 5,000 shares at the end of each fiscal quarter. All options granted under the Directors’ Plan are fully vested as of the date of grant and have an exercise price equal to the fair market value of the underlying shares on the date of grant.

The following table sets forth certain information regarding compensation to our non-employee directors during the fiscal year ended January 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Jeffrey J. Anderson	$15,000	$23,381	$38,381
Ronald G. Diener	$28,000	$24,318	$52,318
F. Barron Hughes	$20,000	$24,318	$44,318
David T. Leach	$26,750	$24,318	$51,068
Jay Toole	$11,500	$16,936	$28,436
Jay A. Wolf	$17,000	$23,381	$40,381

(1)          The amounts reflect the portion of the fair value of the options recognized as expense for financial statement reporting purposes for the fiscal year ended January 31, 2007 in accordance with SFAS No. 123(R) and may include amounts from awards granted in years prior to 2007. Details of the assumptions used in valuing these awards are set forth in Note 2 to our audited financial statements included in our Annual Report of Form 10-K for the fiscal year ended January 31, 2007.

(2)          As of January 31, 2007, each director has the following number of options outstanding: Jeffrey J. Anderson, 20,000; Ronald G. Diener, 70,000; F. Barron Hughes, 108,488; David T. Leach, 80,000; Jay Toole, 15,000; and Jay Wolf, 20,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes the material elements of compensation earned by, awarded to or paid to each of our named executive officers during the Company’s 2007 fiscal year.

The Company’s Compensation Committee oversees the design and administration of the executive compensation program. The Compensation Committee has designed a program that provides a competitive compensation program that enables the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short-term and long-term financial performance and growth of the Company. The principal components of compensation include base salary, incentive bonus compensation and equity-based incentives in the form of stock options.

Compensation Program Philosophy

The Company’s compensation program is designed to attract and retain individuals with the skills necessary for us to achieve important business objectives, to reward those individuals fairly over time, to retain those individuals who continue to perform well and to link compensation to the value and level of performance of each executive officer and to the performance of the Company. The compensation program strives to align the financial rewards to the Company’s executive officers with the financial interests of the Company’s shareholders. As such, an important portion of compensation for the Company’s executive officers is comprised of at risk, variable compensation whose payout is dependent on the achievement of specific corporate objectives. The annual performance-based cash bonuses represent this type of “pay for performance” compensation.

Awards of stock options also constitute at-risk compensation and are designed to provide appropriate linkage between executive behavior and shareholder interests. The Company currently utilizes stock options as our equity compensation component. The Compensation Committee believes that stock options serve the following purposes: (i) reward executive officers for long-term shareholder value creation;

(ii) provide competitive long-term incentive award opportunities; (iii) retain employees through wealth accumulation opportunities; and (iv) focus executive officers on long-term, sustained performance.

Setting Executive Compensation

The Compensation Committee meets as often as necessary to perform its duties. The Compensation Committee frequently meets with C. Wayne Cape, Chief Executive Officer, and, where appropriate, Caroline Bembry, Chief Financial Officer, and, from time to time, with outside advisors. C. Wayne Cape plays an advisory role in designing our executive compensation program. Mr. Cape assists the Compensation Committee with evaluating the annual performance of the Company and its employees and establishing salary levels, incentive bonus performance targets and equity awards for employees (other than himself). The Compensation Committee also meets in executive session without management.

The Compensation Committee reviews various compensation surveys and reports during the course of its evaluation of executive compensation. Most recently, the Company subscribed to a compensation survey reporting compensation for various executive positions of companies based in the Atlanta area with similar revenues and number of employees to those of the Company. The Compensation Committee also reviewed compensation levels for our executive officers as compared to compensation levels for executives at certain competitors and other companies based in the Georgia or Southeastern region of the United States with similar revenues and number of employees to those of the Company (the “Compensation Peer Group”). Companies in the Compensation Peer Group include DocuCorp International, Inc., Lanvision (now Streamline Health), and Ross Enterprise.

In general, the Compensation Committee targets total compensation for the Company’s executives at the 50th to 75th percentile of compensation paid to similarly situated executives of the Compensation Peer Group and the companies reflected in the applicable compensation surveys. This benchmark is a general guideline and the targeted compensation levels are subject to upward or downward adjustment for one or more of our executive officers. Adjustments are made based on a variety of factors, including the Company’s performance, historical compensation levels, internal equity and consistency, tenure and industry conditions. In setting base salaries, the Compensation Committee also considers annual increases of the Consumer Price Index for all Urban Consumers, Region South.

Elements of Compensation

Historically, the principal elements of our executive compensation program are base salary, annual performance-based cash bonuses, long-term equity incentives in the form of stock options in certain cases, other customary benefits and limited perquisites, and, in certain circumstances, severance and other benefits upon termination and/or a change in control. The components of executive compensation are related but exist for different purposes, and are evaluated separately for effectiveness. Significant compensation derived from success in one component of the compensation program does not offset or reduce compensation from other components.

Base Salary.   In setting fiscal-year 2007 base salary levels for each of the Company’s executive officers, including the Chief Executive Officer, the Compensation Committee generally targeted the 50th to 75th percentile of compensation paid to similarly situated executives of the Compensation Peer Group and the companies reflected in the applicable compensation surveys. In making appropriate adjustments, the Compensation Committee considered the Company’s past financial performance and future expectations, as well as the performance of the executives and changes in the executives’ responsibilities. The fiscal 2007 base salaries were not linked to specific Company performance criteria.

During the fiscal year ended January 31, 2007, Mr. Cape’s base salary was raised from $286,950 to $299,895 to reflect adjustments in the Consumer Price Index in accordance with the terms of the Cape Employment Agreement.

Annual Performance-Based Cash Bonus.   For fiscal-year 2007, no formal bonus program was adopted by the Compensation Committee and none of the executive officers were paid a performance-based bonus. Mr. McGuire received a hiring signing bonus. The Compensation Committee did not elect to grant any discretionary bonuses to the executive officers for fiscal-year 2007.

In prior years, the Compensation Committee has adopted a formal bonus program (the “Company Bonus Plan”) that included performance measures requiring the achievement of certain revenue targets and operating income targets. It is expected that similar bonus plans may be adopted in the future, including fiscal-year 2008. The Company Bonus Plan provided for no payment of bonus unless a minimum operating income level was achieved. Once a minimum operating income level was obtained, additional bonus amounts could be earned based on certain revenue objectives. The target award opportunities were established as a percentage of base salary. The maximum award opportunity was 50% of base salary for the Chief Executive Officer and 30% of base salary for the Company’s other named executive officers.

Equity Based Compensation—Stock Options.   The Compensation Committee believes that equity-based compensation is an effective means of ensuring that our executive officers have a continuing stake in the Company’s long-term success. We currently utilize stock options as our equity compensation component. In fiscal 2007, Mr. McGuire was granted an option to purchase 250,000 shares of stock in connection with his hiring and Mr. Kaye was granted an option to purchase 50,000 shares of stock based on anticipated future contributions and retention considerations. Mr. Cape made recommendations to the Compensation Committee regarding both of these option awards.

Stock options are awarded with an exercise price equal to the closing price of the Company’s Common Stock on the date of grant. The majority of the options vest at a rate of 25% per year over the first four years of the ten-year option term. Exercise rights cease thirty (30) days after termination of employment.

The Board of Directors has delegated authority to Mr. Cape, as Chief Executive Officer of the Company, to approve grants of stock options to employees in amounts not to exceed 25,000 options to any one employee in a single year without approval of the Board of Directors or the Compensation Committee.

Other Benefits and Perquisites.   Executive officers also participate, on a voluntary basis, in the Company’s regular employee benefit programs, including group medical and dental coverage, group life insurance and group long-term disability insurance, in each case on the same basis as other employees, subject to applicable law. In addition, executive officers may receive, along with and on the same terms as other employees, certain benefits pursuant to the Company’s 401(k) plan, including Company matching contributions of 50% until the Company contribution reaches 3% of an executive’s salary.

Employment Agreement and Change of Control Agreements.   The Company has an employment agreement (the “Cape Employment Agreement”) with C. Wayne Cape that provides that he shall serve as President and Chief Executive Officer of the Company until the Cape Employment Agreement is terminated by either party in accordance with its terms. The Cape Employment Agreement provides for certain payments in the event of Mr. Cape’s termination of employment or a change of control. The Company has also entered into an employment agreement with Donald French (the “French Employment Agreement”), that provides that he will serve as Senior Vice President of Healthcare Research and Development of the Company until the earlier of August 10, 2007 or the French Employment Agreement is terminated by either party in accordance with its terms. In addition, the Company has entered into change of control agreements with the other executive officers. All of these agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of the Company and its shareholders. Our severance and change of control provisions for the executive officers are summarized below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Section 162(m)

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct annual compensation in excess of $1 million paid to certain employees, generally the Chief Executive Officer and four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation under a shareholder approved plan and meets certain other technical requirements. Awards under the Stock Incentive Plan are expected to qualify as performance-based compensation under Section 162(m). While the Compensation Committee considers the impact of Section 162(m) in structuring the Company’s compensation plans and programs, the Compensation Committee has, and may continue to, approve awards which would not qualify as performance-based compensation under Section 162(m). The Compensation Committee reserves the flexibility and authority to make decisions that are in the best interest of the Company and its shareholders, even if those decisions do not result in full deductibility under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Jeffrey J. Anderson
Ronald Diener
Barron Hughes

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation paid or earned by our Chief Executive Officer, our Chief Financial Officer and our three (3) other most highly compensated executive officers for the fiscal year ended January 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Total ($)
C. Wayne Cape Chairman, Chief Executive Officer and President	2007	$293,422	—		—	$297,389
Steven E. Kaye Senior Vice President of Marketing and Management	2007	$185,700	—		$50,349	$239,803
Donald H. French Senior Vice President of Research and Development	2007	$208,904	—		$108,544	$318,738
Michael McGuire, Senior Vice President and General Manager of Healthcare	2007	$139,904	$30,000	(2)	$43,397	$215,969
Caroline Bembry Chief Financial Officer and Secretary	2007	$165,067	—		$35,008	$202,613

(1)          The amounts reflect the portion of the fair value of the options recognized as expense for financial statement reporting purposes for the fiscal year ended January 31, 2007 in accordance with SFAS No. 123(R), and may include amounts from awards granted in years prior to 2007. Details of the assumptions used in valuing these awards are set forth in Note 2 to our audited financial statements included in our Annual Report of Form 10-K for the fiscal year ended January 31, 2007.

(2)          Mr. McGuire joined the Company in June of 2006 and was paid a signing bonus of $30,000.

Employment Agreements

Each of the Company’s principal employees, including executive officers, is required to enter into a non-compete agreement (the “Non-Compete Agreement”) with the Company. Each Non-Compete Agreement restricts the ability of an employee to compete with the Company or to solicit the Company’s customers or employees during his or her employment with the Company and for a period of one year thereafter. The agreement also provides for the Company’s ownership of the work product of the employee, an assignment to the Company of intellectual property, and a prohibition against disclosure of the Company’s confidential information and trade secrets.

The Company has an employment agreement with C. Wayne Cape that provides that he shall serve as President and Chief Executive Officer of the Company until the Employment Agreement is terminated by either party in accordance with its terms. Mr. Cape’s current employment agreement provides for a base salary of $270,000. Mr. Cape is eligible for an annual bonus in an amount to be determined by the Board of Directors. The employment agreement provides that Mr. Cape’s base salary will be increased annually in an amount equal to the product of his then current base salary and the percentage increase, if any, of the Consumer Price Index (“CPI”) for all Urban Consumers, Region South, over the prior year’s index. In accordance with this provision, Mr. Cape’s salary was increased to $299,895 effective August 1, 2006, reflecting the adjustment in the CPI for the previous three years. In addition, Mr. Cape’s base salary may be increased by the Board of Directors on an annual basis. Upon Mr. Cape’s resignation for good reason (as defined in the employment agreement), termination by the Company not for cause or the failure of a successor company to renew his employment agreement within 12 months following a change of control of the Company, the Company, or successor entity, will be obligated to pay him an amount equal to 12 months of his then-current base salary over a 12-month period or in one lump-sum payment. If Mr. Cape’s employment is terminated by reason of death, disability, mutual consent of the parties, termination not for cause within 12 months of a change of control, or resignation for good reason, 2,000,000 of his options (the “Plan Options”) will remain exercisable until one year after expiration of the employment agreement. If Mr. Cape is terminated for cause, the Plan Options will remain exercisable until ninety (90) days after expiration of the employment agreement. If Mr. Cape’s employment is terminated not for cause or Mr. Cape resigns for good reason, then all unvested options will vest in full and become immediately exercisable. Mr. Cape’s employment agreement includes post-employment restrictive covenants against solicitation of the Company’s customers or recruitment of the Company’s employees.

The Company has an employment agreement with Donald H. French that provides that he shall serve as Senior Vice President of Healthcare Research and Development until August 10, 2007. Mr. French’s employment agreement provides for a base salary of $200,000. The base salary will be increased annually in an amount equal to the product of the then current base salary and the percentage increase, if any, of the CPI for all Urban Consumers, Region South, over the prior year’s index. Mr. French’s salary was increased to $216,545 effective August 10, 2006, reflecting the adjustment in the CPI for the previous two years. Mr. French’s base salary may be increased by the Board of Directors on an annual basis. Mr. French was granted an option to acquire 350,000 shares of Common Stock at $1.10 per share (the “Options”). The Options vest over a period of four years as follows: (i) 25% on the first anniversary of the effective date of the employment agreement; (ii) 25% on the second anniversary of the effective date of the employment agreement; (iii) 25% on third anniversary of the effective date of the employment agreement; and (iv) 25% on the fourth anniversary of the effective date of the employment agreement. Upon Mr. French’s death, resignation for good reason (as defined in the agreement) or termination without cause, the Company will be obligated to pay him his then-current base salary for the remaining term of the employment agreement. If Mr. French’s employment is terminated by reason of disability, he will receive his base salary for 12 months less any payments made to him under any long-term or short-term disability insurance policies. If Mr. French is terminated for cause, including resignation, or the mutual consent of the parties, he will receive no further compensation. Mr. French’s employment agreement includes post-employment restrictive covenants against solicitation of the Company’s customers or recruitment of the Company’s our employees.

Change of Control Agreements

The Company has entered into a Change of Control Agreement (the “COC Agreement”) with each of (a) Caroline Bembry, Chief Financial Officer and Secretary; (b) Steve Kaye, Vice President of Marketing and Product Management, and (c) Michael McGuire, Senior Vice President and General Manager of Healthcare (collectively, the “COC Persons”). The COC Agreements will continue in force for so long as the COC Persons, individually, will remain employees or executive officers of the Company. If a COC Person becomes disabled (as defined in the COC Agreement), the Company may terminate the COC Agreement upon thirty (30) days’ prior written notice to the affected COC Person. In the event of a change of control, the COC Person’s rights under the COC Agreement become permanent and are not terminable, except with respect to death or normal retirement, termination by the Company for cause, or disability. Upon a COC Person’s resignation for good reason (as defined in the COC Agreement) or if the Company terminates the COC Person within twelve (12) months following a change of control of the Company (unless such termination is (a) due to the COC Person’s death or retirement, (b) by the Company for cause or disability, or (c) by the COC Person other than for good reason), the Company, or successor entity, will be obligated to pay the COC Person (i) an amount equal to six (6) months of the

COC Person’s then-current base salary over a 6-month period, (ii) any earned but unpaid cash bonus amount, and (iii) health benefits for six (6) months. Upon a change in control, the Company will accelerate the vesting of any unvested options held by the COC Person to acquire Common Stock of the Company. The COC Agreement contains negative covenants restricting the COC Person’s use of confidential information, and the COC Person’s ability to solicit customers or employees of the Company, and provides for the Company’s rights in inventions or work product created by the COC Person.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan based awards to certain of the executive officers named in the Summary Compensation Table during the fiscal year ended January 31, 2007.The Company did not grant any option to Mr. Cape, Mr. French or Ms. Bembry during the fiscal year ended January 31, 2007.

Name	Grant Date	Compensation Committee Meeting Date		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Steven E. Kaye	1/16/07	1/16/07		50,000	$1.45	$61,240
Michael McGuire	6/19/06	5/10/06	(1)	250,000	$1.30	$280,350

(1)          The Compensation Committee granted 250,000 stock options to Mr. McGuire to be issued on his hire date, which was June 19, 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the outstanding equity awards at January 31, 2007 of the executive officers named in the Summary Compensation Table.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Vesting Date	Option Expiration Date
C. Wayne Cape	500,000	—	$0.01	2/1/89	N/A
	500,000	—	$0.05	11/18/93	N/A
	1,000,000	—	$0.80	2/9/98	2/9/08
	1,000,000	—	$0.80	(1)	2/9/08
Steven E. Kaye	150,000	50,000	$0.75	(1)	7/1/13
	12,500	37,500	$1.31	(1)	3/24/15
	—	50,000	$1.45	(1)	1/16/17
Donald H. French	175,000	175,000	$1.10	(1)	8/10/14
	12,500	37,500	$1,31	(1)	3/24/15
Michael McGuire	—	250,000	$1.30	(1)	6/19/16
Caroline Bembry	20,000	—	$10.00	(1)	11/17/09
	4,250	—	$9.4375	(1)	5/1/10
	1,700	—	$2.00	(1)	10/2/10
	2,000	—	$0.60	(1)	5/21/11
	12,975	—	$0.25	(1)	7/15/12
	75,000	25,000	$0.78	(1)	8/14/13
	12,500	37,500	$1.31	(1)	3/24/15

(1)          Options vest 25% per year over the first four years of the ten-year option term.

Option Exercises and Stock Vested

There were no option exercises or vesting of restricted stock of the executive officers named in the Summary Compensation Table during the fiscal year ended January 31, 2007.

Potential Payments Upon Termination or Change of Control

The following summaries set forth potential payments payable to our executive officers upon termination of their employment or a change of control of the Company. Our executive officers are entitled to these payments under their employment agreements, change of control agreements, our stock plan and certain other benefit plans. The amounts shown assume that such termination was effective as of January 31, 2007 (the last business day of our 2007 fiscal year), and reflect the price of our common stock on such date ($1.61). The tables below do not reflect amounts payable to our executive officers pursuant to plans or arrangements that are available generally to all of the Company’s salaried employees, such as payments under the severance plan, the 401(k) Plan, the life insurance plan, the disability insurance plan and the vacation pay policy, and payment of accrued base salary and accrued bonuses.

Provision of Benefits Upon Resignation for Good Reason or Termination by the Company Without Cause

C. Wayne Cape.   In the event Mr. Cape resigns for good reason or the Company terminates Mr. Cape without cause, each as defined in the employment agreement, Mr. Cape is entitled to the following: severance in an amount equal to 12 months of his base salary payable over the following 12 months or in a lump-sum payment; the immediate vesting of all stock options; and 2,000,000 of his outstanding options will remain exercisable for the following 12 months.

Donald H. French.   In the event Mr. French resigns for good reason or the Company terminates Mr. French without cause, each as defined in the employment agreement, Mr. French is entitled to severance in the form of payment of his base salary for the remaining term of the employment agreement (thru August 10, 2007).

Provision of Benefits Upon Termination of Employment Upon Mutual Consent

C. Wayne Cape.   In the event Mr. Cape’s employment is terminated pursuant to mutual consent, 2,000,000 of his outstanding options will remain exercisable for the following 12 months.

Provision of Benefits Upon Death or Disability

C. Wayne Cape.   There are no additional benefits due to Mr. Cape upon his death. In the event of Mr. Cape’s disability, 2,000,000 of his outstanding options will remain exercisable for the following 12 months and any unvested options shall become immediately vested. In addition, in the event of Mr. Cape’s disability in the course of the performance of his duties to the Company, Mr. Cape shall be entitled to severance in the amount equal to 12 months of his base salary, less the monthly amounts he is entitled to under any long-term or short-term disability insurance plans, over the following twelve months.

Donald H. French.   In the event of Mr. French’s death, Mr. French’s beneficiaries are entitled to payment of his base salary for the remaining term of the employment agreement (thru August 10, 2007). In the event of Mr. French’s disability, Mr. French is entitled to payment of his base salary for the following 12 months, less any payments under the Company’s long-term or short-term disability policies.

Provision of Benefits In Connection With a Change of Control

C. Wayne Cape.   Following a change of control, if the Company’s successor fails to renew Mr. Cape’s employment agreement in the following 12 months, Mr. Cape is terminated without cause or Mr. Cape resigns for good reason following the change of control, Mr. Cape is entitled to severance in an amount equal to 12 months of his base salary payable over the following 12 months or in a lump-sum payment. In addition, during this 12 month period, the Company will provide for health insurance and other employee benefits in which he was entitled to participate prior to termination. If, in the 12 months following the change of control, the successor terminates Mr. Capes’ employment without cause, 2,000,000 of his outstanding options will remain exercisable for the following 12 months.

Caroline Bembry, Steve Kaye and Michael McGuire.   If there is a change of control, Ms. Bembry, Mr. Kaye and Mr. McGuire are entitled to the immediate vesting of all stock options. In addition, if, within 12 months following a change of control, Ms. Bembry, Mr. Kaye or Mr. McGuire resigns for good reason or the Company terminates these executives without cause, each as defined in the change of control agreements, and such termination is not related to the executive’s death, disability or retirement, then these executives are entitled to the following: payment of their respective base salary for the following 6 months; any earned, but unpaid cash bonus; and continued coverage under any employee medical and health insurance plans for 6 months.

C. Wayne Cape

The following table shows the potential payments upon termination or a change of control of the Company for C. Wayne Cape.

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause on 1/31/2007	Resignation for Good Reason or Termination Without Cause Within 12 months of a Change-in-Control on 1/31/2007	Disability on 1/31/2007
Cash Severance(1)	$299,895	$299,895	$215,895
Disability Income(2)	—	—	$84,000
Option Vesting Acceleration(3)	—	—	—
Health Benefits(4)	—	$16,554	—
Life Insurance Benefits(5)	—	$396	—

(1)          This severance is paid out over a period of twelve months, or in one lump sum, at the election of Mr. Cape.

(2)          Reflects amounts which would be paid to Mr. Cape as a result of the short-term and long-term disability insurance plans which the Company pays on Mr. Cape’s behalf. These insurance plans are available to all employees of the Company.

(3)          Currently, Mr. Cape does not hold any unvested options.

(4)          Reflects the estimated total of all future premiums which will be paid on behalf of Mr. Cape under the Company’s health and welfare benefit plans.

(5)          Reflects the estimated total of the cost of coverage for life insurance provided by the Company to Mr. Cape.

Donald H. French

The following table shows the potential payments upon termination or change of control of the Company for Mr. French.

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause on 1/31/2007	Resignation for Good Reason or Termination Without Cause Upon a Change-in-Control on 1/31/2007	Disability on 1/31/2007
Cash Severance(1)	$135,340	$135,340	$132,545
Disability Income(2)	—	—	$84,000

(1)          This severance is paid out on a semi-monthly basis through August 10, 2007, or in one lump sum, at the election of French.

(2)          Reflects amounts which would be paid to Mr. Cape as a result of the short-term and long-term disability insurance plans which the Company pays on Mr. French’s behalf. These insurance plans are available to all employees of the Company.

Steven E. Kaye

The following table shows the potential payments upon termination or change of control of the Company for Mr. Kaye.

Benefits and Payments Upon Termination	Change of Control (employment continues) on 1/31/07	Resignation for Good Reason or Termination Without Cause Within 12 months of a Change-in-Control on 1/31/2007(5)
Cash Severance(1)	—	$93,420
Option Vesting Acceleration(2)	$62,250	—
Health Benefits(3)	—	$7,920
Life Insurance Benefits(4)	—	$198

(1)          This severance is paid out over a period of six months, or in one lump sum, at the election of Mr. Kaye.

(2)          The amounts reflect the gain that would be earned if all unvested options were exercised, based on the price of our common stock on January 31, 2007 ($1.61).

(3)          Reflects the estimated total of all future premiums which will be paid on behalf of Mr. Kaye under the Company’s health and welfare benefit plans.

(4)          Reflects the estimated total of the cost of coverage for life insurance provided by the Company to Mr. Kaye.

(5)          These amounts are in addition to amounts payable under the preceding column “Change of Control (employment continues)”.

Caroline Bembry

The following table shows the potential payments upon termination or change of control of the Company for Ms. Bembry.

Benefits and Payments Upon Termination	Change of Control (employment continues) on 1/31/07	Resignation for Good Reason or Termination Without Cause Within 12 months of a Change-in-Control on 1/31/2007(5)
Cash Severance(1)	—	$83,040
Option Vesting Acceleration(2)	$32,000	—
Health Benefits(3)	—	$3,098
Life Insurance Benefits(4)	—	$198

(1)          This severance is paid out over a period of six months, or in one lump sum, at the election of Ms. Bembry.

(2)          The amounts reflect the gain that would be earned if all unvested options were exercised, based on the price of our common stock on January 31, 2007 ($1.61).

(3)          Reflects the estimated total of all future premiums which will be paid on behalf of Ms. Bembry under the Company’s health and welfare benefit plans.

(4)          Reflects the estimated total of the cost of coverage for life insurance provided by the Company to Ms. Bembry.

(5)          These amounts are in addition to amounts payable under the preceding column “Change of Control (employment continues)”.

Michael McGuire

The following table shows the potential payments upon termination or change of control of the Company for Mr. McGuire.

Benefits and Payments Upon Termination	Change of Control (employment continues) on 1/31/07	Resignation for Good Reason or Termination Without Cause Within 12 months of a Change-in-Control on 1/31/2007(5)
Cash Severance(1)	—	$112,500
Option Vesting Acceleration(2)	$58,125	—
Health Benefits(3)	—	$7,920
Life Insurance Benefits(4)	—	$198

(1)          This severance is paid out over a period of six months, or in one lump sum, at the election of Mr. McGuire.

(2)          The amounts reflect the gain that would be earned if all unvested options were exercised, based on the price of our common stock on January 31, 2007 ($1.61).

(3)          Reflects the estimated total of all future premiums which will be paid on behalf of Mr. McGuire under the Company’s health and welfare benefit plans.

(4)          Reflects the estimated total of the cost of coverage for life insurance provided by the Company to Mr. McGuire.

(5)          These amounts are in addition to amounts payable under the preceding column “Change of Control (employment continues)”.

REPORT OF THE AUDIT COMMITTEE

During the fiscal year ended January 31, 2007, the Audit Committee of the Board of Directors consisted of David T. Leach, Ronald Diener and Jay Wolf.

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein. The standards relating to independence of audit committees set forth in the rules and regulations promulgated under the Exchange Act do not apply to the Company because the Common Stock is not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities.

The Audit Committee acts pursuant to a charter adopted by the Board that specifies the scope of the Audit Committee’s oversight function and details the procedures necessary to carry out its function. All members of the Audit Committee during the fiscal year ended January 31, 2007 were, and all current members, in each case with the exception of Jay Wolf, are, “independent” as specified by the NASDAQ listing standards and under the regulations adopted by the Commission pursuant to the Sarbanes-Oxley Act of 2002, which the Company uses as a guide to determine the independence of its directors. In addition, the Board of Directors has determined that David Leach qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the independent registered public accounting firm. The Audit Committee’s review included discussions with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

With respect to the Company’s independent registered public accounting firm, the Audit Committee, among other things, discussed with BDO Seidman, LLP matters relating to its independence, including the written disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007, for filing with the Commission.

Audit Committee of the Board of Directors
David Leach
Ronald Diener
Jay Wolf

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own beneficially more than 10% of the Company’s Common Stock, to file with the Commission initial reports of ownership of the Company’s equity securities and to file subsequent reports when there are changes in such ownership. To the Company’s knowledge, based solely on information provided to the Company by such persons and on a review of the copies of such reports furnished to the Company, the following persons failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act for the transactions indicated:

Name of Reporting Person	Description of Transaction
F. Barron Hughes	Statement of Changes in Beneficial Ownership on Form 4 was due on May 2, 2006 and filed on May 16, 2006.
G. Robert Beck	Statement of Changes in Beneficial Ownership on Form 4 was due on June 2, 2006 and filed on July 26, 2006.
G. Robert Beck	Statement of Changes in Beneficial Ownership on Form 4 was due on June 2, 2006 and filed on July 26, 2006.
Jay Wolf	Statement of Changes in Beneficial Ownership on Form 4 was due on June 18, 2006 and filed on October 17, 2006.
David Leach	Statement of Changes in Beneficial Ownership on Form 4 was due on August 2, 1006 and filed on November 2, 2006.
F. Barron Hughes	Statement of Changes in Beneficial Ownership on Form 4 was due on August 2, 2006 and filed on November 2, 2006.
Ronald G. Diener	Statement of Changes in Beneficial Ownership on Form 4 was due on August 2, 2006 and filed on November 2, 2006.
Trinad Capital Master Fund, Ltd.

Initial Statement of Beneficial Ownership on Form 3 was due in July 2005 and was filed on October 17, 2006, and between July 2005 and June 2006, 107 Statements of Changes in Beneficial Ownership on Form 4 were due with respect to the acquisition of 997,170 shares in the aggregate and were reported on multiple Form 4s filed on October 17, 2006.

RELATED PARTY TRANSACTIONS

The Company has agreed to provide indemnification to its executive officers and directors which may require the Company to indemnify officers and directors against liabilities that may arise by reason of their status or services as officers and directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

All transactions, if any, between the Company and its officers, directors and principal shareholders and their affiliates and any transactions between the Company and any entity with which its officers, directors or principal shareholders are affiliated are subject to the approval of a majority of the Board of Directors, including the majority of the independent and disinterested outside directors of the Board of Directors and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

SHAREHOLDER COMMUNICATIONS

Subject to reasonable constraints of time, topics and rules of order, you may direct comments to, or ask questions of, the Chairman and Chief Executive Officer during the Annual Meeting. In addition, a shareholder interested in sending communications to a member of the Board of Directors may communicate directly with any director by writing to c/o Optio Software, Inc., Attention: Corporate Secretary, 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005. The Corporate Secretary will promptly forward all relevant written communications to the Board or the individually named directors.

SHAREHOLDER PROPOSALS

Commission rules require that any proposal by a shareholder of the Company for consideration at the 2008 Annual Meeting of Shareholders must be received by the Company no later than February 1, 2008, which is 120 calendar days prior to the anniversary of the mailing of this Proxy Statement, if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2008 Annual Meeting of Shareholders (the “2008 Annual Meeting”). Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

The Commission also requires a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s Proxy Statement with respect to discretionary voting. The discretionary vote deadline for the 2008 Annual Meeting is April 16, 2008, or 45 calendar days prior to the anniversary of the mailing date of this Proxy Statement. If a shareholder gives notice of such a proposal after the discretionary vote deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2008 Annual Meeting. The Company has not been notified by any shareholder of his or her intent to present a shareholder proposal from the floor at this year’s Annual Meeting.

In order for a shareholder to bring any business or nominations before the 2008 Annual Meeting, certain conditions set forth in Section 2.13 of the Company’s Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 60 days prior to the meeting as originally scheduled; provided, however, that in the event that less than 60 days notice or public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholders to be timely must be received not later than the close of business on the tenth day following the date on which such notice of the date of meeting was mailed or such public disclosure was made.

OTHER MATTERS

Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the shareholders arise, the representatives named on the accompanying Proxy will vote in accordance with their best judgment to safeguard the interests of the Company and the shareholders.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007, including financial statements and all amendments thereto, as filed with the Commission, may be obtained without charge upon written request addressed to Corporate Secretary, Optio Software, Inc., 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005.

BY ORDER OF THE BOARD OF DIRECTORS,

Caroline Bembry
Chief Financial Officer and Secretary

VOTE BY INTERNET - www.proxyvote.com
OPTIO SOFTWARE, INC. 3015 WINDWARD PLAZA

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

WINDWARD FAIRWAYS II
ALPHARETTA, GA 30005	ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Optio Software, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Optio Software, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	OPTIO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OPTIO SOFTWARE, INC.

The Board of Directors Recommends a vote “FOR”
the nominees in Proposal 1 and “FOR” Proposal 2.
					For	Withhold	For All	To withhold authority to vote for any individual
Proposal 1 -	Election of the following nominees as Directors, each				All	All	Except	nominee(s), mark “For All Except” and write the
	for the term described in the proxy statement:							number(s) of the nominee(s) on the line below.
	01) Jay Toole				☐	☐	☐
02) David T. Leach
03) Ronald G. Diener
04) Jeffrey J. Anderson

Vote On Proposal									For	Against	Abstain

Proposal 2 - Approval of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending January 31, 2008.									☐	☐	☐

			Yes	No

Please indicate if you plan to attend this meeting.			☐	☐
Please mark, date and sign as your name appears
above and return in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

Optio Software, Inc.
3015 Windward Plaza
Windward Fairways II

Alpharetta, Georgia 30005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C. Wayne Cape and Caroline Bembry, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of common stock of Optio Software, Inc. held of record by the undersigned on May 14, 2007, at the annual meeting of shareholders to be held on June 28, 2007 or any adjournment thereof, as designated on the  reverse side hereof and, in their discretion, as to other matters.

Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The shares represented by this proxy will be voted as directed by the shareholder.  If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” the nominees in Proposal 1 and “FOR” Proposal 2.

(Please date and sign on reverse)
(Continued on reverse side)